EXHIBIT 99.1

FOR IMMEDIATE RELEASE`	Contact:	Lillian Sharik
Lithium Technology Corporation
(610) 940-6090
info@lithiumtech.com

Lithium Technology Corporation to Launch Advanced New Product Line

Lithium Technology Corporation offers the

Largest Lithium Iron Phosphate Cells in World

PLYMOUTH MEETING, PA, February 21, 2008 – Lithium Technology Corporation (“LTC”) (OTC: LTHU) announced today that it launched its new product line of high energy density lithium iron phosphate (LiFePO4) cells, the largest cells of their kind in the world. This product line is aimed at answering the need of the electrical vehicle (EV) and the plug in hybrid vehicle (PHEV) markets.

The Company’s new product line offers cells ranging from 8 Ah to 40 Ah, which joins the existing high power line, which offers cells ranging from 6 Ah to 35 Ah. The company’s complete portfolio of products includes various cell chemistries and large batteries.

“In recent years LTC has been developing and offering battery technology that is unmatched by any other battery power solution on the market,” commented Dr. Klaus Brandt, chief executive officer of LTC. “Today we are launching a product line that will complete our offering to the various markets we are targeting. We continue to prove our technical superiority and with the new iron phosphate products we raised the bar again.”

LTC, a global provider of large lithium-ion rechargeable power solutions has focused solely on the development and production of large format lithium-ion batteries. LTC has been working closely with the German chemical company SÜd-Chemie and its Canadian daughter company Phostech, the sole patent owners of the iron-phosphate technology, to further improve cell materials. This chemistry coupled with the company’s innovative end-to-end manufacturing processes and proprietary design, packaging and assembly techniques, allow LTC to provide high performance cells unmatched by any other product.

LTC’s large format technology allows for the development of safer battery systems with a significantly lower number of cells. The weight of the battery is decreased while performance and safety monitoring capabilities are increased. The battery management system (BMS) precisely monitors fewer cells, keeping them in balance for best performance and preventing damage to the battery due to over voltage, under voltage, over temperature and short circuit.

“We developed this product to power the new breed of EV’s and for the fleet EV market that has been promoted recently all over the world”, concluded Dr. Brandt.

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About Lithium Technology Corporation: Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

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